EXHIBIT 99.1
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[SIGA Logo]



Contact:                                                       Investor Contact:
Thomas N. Konatich                                                   Dianne Will
SIGA Technologies, Inc.                               Willstar Consultants, Inc.
CFO & Acting CEO                                                  (518) 398-6222
(212) 672-9100                                                dwill@willstar.net


                    SIGA Technologies Announces Consummation of Previously Announced Transaction with
                               MacAndrews & Forbes


NEW YORK, August 14, 2003 -- SIGA Technologies, Inc. (NASDAQ:SIGA and FRANKFURT:
SGW 919 473), a biopharmaceuticals company developing products for the prevention and treatment of serious infectious diseases, including products for use against biological warfare agents such as smallpox, announced today that it entered into a definitive purchase agreement with MacAndrews & Forbes Holdings Inc., a corporation wholly-owned by Ronald O. Perelman, pursuant to which MacAndrews & Forbes invested $1,000,000 in SIGA in exchange for an aggregate of 694,444 shares of SIGA common stock at a price of $1.44 per share and warrants to purchase an additional 347,222 shares of SIGA common stock at an exercise price of $2.00 per share. Pursuant to the agreement, MacAndrews & Forbes was also granted an option, exercisable through October 13, 2003, and, if required, subject to shareholder approval, to make additional investments in SIGA of up to $9,000,000 in exchange for up to an additional 6,250,000 shares of SIGA common stock and warrants to purchase up to an additional 3,125,000 shares of SIGA common stock on the same terms. SIGA anticipates using funds from these investments for research and development, the pursuit of growth opportunities and general corporate purposes.

The members of SIGA's board of directors who are not affiliated with MacAndrews & Forbes separately considered and approved the purchase agreement and the transactions contemplated thereby.

About SIGA Technologies, Inc.

SIGA Technologies is applying bacterial genomics in the design and development of novel products for the prevention and treatment of serious infectious diseases, with an emphasis on products for biological warfare defense. With the recent acquisition of substantially all the assets of Plexus Vaccine Inc., SIGA will be able to broaden its biowarfare portfolio, and to build its capability for extremely rapid design and delivery of synthetic vaccines for dangerous new pathogens. Combined, SIGA and Plexus have the potential of becoming a significant force in the discovery of vaccine and pharmaceutical agents to fight emerging pathogens. SIGA's product development programs emphasize the increasingly serious problem


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of drug resistant bacteria and emerging pathogens. SIGA's vaccine and drug platforms are based on its pioneering research into the structure, function and processing of bacterial surface proteins. SIGA is leveraging these platforms through multiple strategic partners, including Wyeth-Ayerst Laboratories (the pharmaceutical division of American Home Products) and the National Institutes of Health. For more information about SIGA, please visit SIGA's Web site at www.siga.com.

This news release contains certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the efficacy and intended use of SIGA's technologies under development and the likelihood that the proposed investment will be completed. Forward-looking statements are based on management's estimates, assumptions and projections, and are subject to uncertainties, many of which are beyond the control of SIGA. Actual results may differ materially from those anticipated in any forward-looking statement. Factors which may cause such differences include the risks: that potential products that appeared promising to SIGA or its collaborators in early research or clinical trials do not demonstrate efficacy or safety in subsequent pre-clinical or clinical trials and that SIGA or its collaborators will not obtain appropriate or necessary government approvals to market products tested in such trials; and that the completion of due diligence, the timely receipt of necessary approvals including shareholder approval and the satisfaction of all closing conditions may not be accomplished.

Investors and security holders are urged to read any proxy statement that may be sent to SIGA shareholders regarding the proposed investment, when and if any such proxy statement becomes available, because such proxy statement will contain important information. Any such proxy statement will be filed with the U.S. Securities and Exchange Commission by SIGA. Investors and security holders may obtain a free copy of the proxy statement, when and if such proxy statement is available, and any other documents filed by SIGA with the Commission at the Commission's Web site at www.sec.gov. Any such proxy statement and these other documents may also be obtained, when and if available, free of charge from SIGA. SIGA's shareholders should read any such proxy statement carefully before making a decision concerning the proposed investment.

SIGA and its respective directors, executive officers and certain other of its respective employees may be soliciting proxies from its shareholders in favor of the approval of the proposed investment. Information regarding the directors and executive officers who may, under rules promulgated by the Commission, be deemed to be participants in the solicitation of SIGA shareholders in connection with the proposed investment is set forth in SIGA's proxy statement for its 2002 annual meeting, and additional information will be set forth in the definitive proxy statement referred to above when and if it is filed with the Commission.

More detailed information about SIGA and the factors discussed above is set forth in SIGA's filings with the Commission, including SIGA's Annual Report on Form 10-K for the fiscal year ended December 31, 2002, and in other documents that SIGA has filed with the Commission. Investors and security holders are urged to read those documents free of charge at the Commission's Web site at www.sec.gov. Those documents may also be obtained free of charge from SIGA. SIGA does not undertake to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.




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